Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Pictureworks International Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)		Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid (primary shares offered by the Issuer)	Equity	Ordinary shares, par value US$0.001 per share	457	(o)	2,645,000	US$	5.00	US$	13,225,000	US$	153.10 per 1,000,000	US$	2,024.75
Fees to Be Paid (Secondary shares to be offered by Resale Shareholders)	Equity	Ordinary shares, par value US$0.001 per share	457	(o)				US$	9,687,500	US$	153.10 per 1,000,000	US$	1,483.16
Total Offering Amounts								US$	22,912,500				3,507.90
Total Fees Previously Paid													1,224.80
Total Fee Offset													1,224.80
Net Fee Due												US$	2,283.10

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Our Ordinary Shares are not traded on any national exchange and in accordance with Rule 457, the proposed maximum aggregate offering price was determined by multiplying 2,645,000 shares representing the shares to be offered plus a 15% overallotment by the arbitrary assumed price of $5.00 per share.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act. For purposes of calculating the proposed maximum aggregate offering price, we have multiplied 1,937,500 shares representing the number of shares covered by the resale prospectus by an arbitrary assumed price of $5.00 per share.